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EX-99.1

FOR IMMEDIATE RELEASE             Corporate Contact:     Nina Piccinini
September 25, 2001                                       eSoft Inc.
                                                         303-444-1600 ext 3255
                                                         303-883-6397 (mobile)
                                                         NINAP@ESOFT.COM

                ESOFT ANNOUNCES LISTING ON NASDAQ SMALLCAP MARKET

BROOMFIELD, COLO. - September 25, 2001 - eSoft Inc. (NASDAQ: ESFT), today announced that it was informed by the Nasdaq Stock Market, Inc. that trading of its shares of common stock will be moved to the Nasdaq SmallCap Market from the Nasdaq National Market effective September 25, 2001. The shares will continue to trade under the symbol "ESFT". The move was requested by eSoft in order to comply with the net tangible assets listing requirement and was approved by Nasdaq after a brief review period.

ABOUT ESOFT INC.

eSoft is pioneering the delivery of business and IT-related applications through its secure Internet appliances. The company's product line provides security features that include firewall and VPN, Internet and Web hosting services and business-enhancing software upgrades. eSoft's products are sold internationally through a network of value added resellers, Internet service providers and value added distributors. The company is headquartered in Broomfield, Colorado and trades on the NASDAQ exchange under the ticker symbol ESFT. Contact eSoft at 295 Interlocken Blvd., #500, Broomfield, Colo., 80021; 303-444.1600 phone; 303-444-1640 fax; WWW.ESOFT.COM.

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         SoftPak Director, SoftPaks and InstaGate EX are trademarks of eSoft.
All other brand and product names may be trademarks of the respective companies with which they are associated.

         This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements often can be identified by the use of terms such as "may," "will," "expect," "believe," "project," "estimate" or words of similar meaning. Readers should not place undue reliance on these forward-looking statements, and eSoft will not necessarily update these statements to reflect subsequent developments. In addition, these forward-looking statements are subject to risks, uncertainties and important factors that may cause actual results to differ materially from those anticipated. These factors include adverse economic conditions, entry of new and stronger competitors inadequate capital, unexpected costs, failure to gain product approval in foreign countries, failure to capitalize upon access to new markets, the possibility that a competitor will develop a more comprehensive or less expensive solution and delays in the market awareness of eSoft and its products. Readers should review these factors and others, which are discussed in reports that eSoft files with the Securities and Exchange Commission.

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